Discussion and Reconciliation of Non-GAAP Measures

Supplemental Operational Measures

We provide a supplemental discussion of our business solutions operations that is calculated by combining our Mobility and Business Wireline operating units, and then adjusting to remove non-business operations. The following table presents a reconciliation of our supplemental Business Solutions results.

Supplemental Operational Measure
	Fourth Quarter
	December 31, 2019				December 31, 2018
	Mobility	Business Wireline	Adjustments[1]	Business Solutions	Mobility	Business Wireline	Adjustments[1]	Business Solutions
Operating Revenues
Wireless service	$13,948	$-	$(11,924)	$2,024	$13,700	$-	$(11,817)	$1,883
Strategic and managed services	-	3,927	-	3,927	-	3,811	-	3,811
Legacy voice and data services	-	2,207	-	2,207	-	2,498	-	2,498
Other services and equipment	-	455	-	455	-	396	-	396
Wireless equipment	4,752	-	(3,897)	855	4,856	-	(4,083)	773
Total Operating Revenues	18,700	6,589	(15,821)	9,468	18,556	6,705	(15,900)	9,361

Operating Expenses
Operations and support	11,170	4,062	(9,267)	5,965	11,087	4,154	(9,357)	5,884
EBITDA	7,530	2,527	(6,554)	3,503	7,469	2,551	(6,543)	3,477
Depreciation and amortization	2,027	1,264	(1,721)	1,570	2,045	1,194	(1,747)	1,492
Total Operating Expenses	13,197	5,326	(10,988)	7,535	13,132	5,348	(11,104)	7,376
Operating Income	5,503	1,263	(4,833)	1,933	5,424	1,357	(4,796)	1,985
Equity in Net Income (Loss) of Affiliates	-	-	-	-	-	1	-	1
Operating Contribution	$5,503	$1,263	$(4,833)	$1,933	$5,424	$1,358	$(4,796)	$1,986
[1] Non-business wireless reported in the Communication segment under the Mobility business unit.

Supplemental Operational Measure
	Year Ended
	December 31, 2019				December 31, 2018
	Mobility	Business Wireline	Adjustments[1]	Business Solutions	Mobility	Business Wireline	Adjustments[1]	Business Solutions
Operating Revenues
Wireless service	$55,331	$-	$(47,406)	$7,925	$54,294	$-	$(46,971)	$7,323
Strategic and managed services	-	15,440	-	15,440	-	14,660	-	14,660
Legacy voice and data services	-	9,180	-	9,180	-	10,674	-	10,674
Other services and equipment	-	1,557	-	1,557	-	1,406	-	1,406
Wireless equipment	15,725	-	(12,968)	2,757	16,227	-	(13,717)	2,510
Total Operating Revenues	71,056	26,177	(60,374)	36,859	70,521	26,740	(60,688)	36,573

Operating Expenses
Operations and support	40,681	16,091	(34,037)	22,735	40,690	16,201	(34,283)	22,608
EBITDA	30,375	10,086	(26,337)	14,124	29,831	10,539	(26,405)	13,965
Depreciation and amortization	8,054	4,999	(6,840)	6,213	8,263	4,714	(7,077)	5,900
Total Operating Expenses	48,735	21,090	(40,877)	28,948	48,953	20,915	(41,360)	28,508
Operating Income	22,321	5,087	(19,497)	7,911	21,568	5,825	(19,328)	8,065
Equity in Net Income (Loss) of Affiliates	(1)	-	1	-	-	(1)	-	(1)
Operating Contribution	$22,320	$5,087	$(19,496)	$7,911	$21,568	$5,824	$(19,328)	$8,064
[1] Non-business wireless reported in the Communication segment under the Mobility business unit.